Exhibit 99.1

Bio-Techne Releases Third Quarter Fiscal 2026 Results

Minneapolis/May 6, 2026/ Bio-Techne Corporation (NASDAQ: TECH) today reported its financial results for the third quarter ending March 31, 2026.

Third Quarter FY2026 Highlights

●Reported and organic revenue declined 2% to $311.4M, negatively impacted by prior-year GMP fast-track orders and timing of large Commercial Supply shipments

●GAAP EPS increased to $0.32 from $0.14; adjusted EPS was $0.53, down from $0.56

●Large pharma delivered the sixth consecutive quarter of double-digit growth, offset by a continued lag in spending by emerging biotech; U.S. academic markets stabilized with low-single-digit growth

●Growth vectors performed well, with mid-single-digit growth in Proteomic Analysis instruments, mid-teens growth in Spatial Biology, and nearly 50% growth in GMP proteins excluding fast-track customers

“The Bio-Techne team delivered solid execution amid a mixed end-market environment,” said Kim Kelderman, President and Chief Executive Officer of Bio-Techne. “Large pharma again led results with the sixth consecutive quarter of double-digit growth, supported by momentum in Asia and stabilizing U.S. academic demand. While biotech funding remains healthy, it has not yet translated into broad-based demand across our portfolio.”

Kelderman continued, “We are encouraged by early indicators pointing to a more constructive outlook as funding activity and customer purchasing begin to realign. Our portfolio is organized to support durable, high-value applications across the scientific journey, from biological discovery and translational insight to therapeutic development, manufacturing, and precision diagnostics. Together with our strong operating discipline and financial flexibility, Bio-Techne remains well positioned to deliver attractive long-term value for our stakeholders.”

Conference Call

Bio-Techne will host an earnings conference call today, May 6, 2026, at 8:00 a.m. CDT. To listen, please dial 1-800-343-4136 or 1-203-518-9843 (for international callers), and reference conference ID TECHQ3. The earnings call can also be accessed via webcast through the following link https://investors.bio-techne.com/ir-calendar.

A recorded rebroadcast will be available for interested parties unable to participate in the live conference call by dialing 1-844-512- 2921 or 1-412-317-6671 (for international callers) and referencing Conference ID 11161556. The replay will be available from 11:00 a.m. CDT on Wednesday, May 6, 2026, until 11:00 p.m. CDT on Saturday, June 6, 2026.

Third Quarter Fiscal 2026

Revenue

Net sales for the third quarter decreased 2% to $311.4 million. Organic revenue decreased 2% compared to the prior year, with foreign currency exchange having a favorable impact of 2%, and non-recurring prior year revenue from a business held-for-sale having an unfavorable impact of 2%.

GAAP Earnings Results

GAAP EPS was $0.32 per diluted share versus $0.14 in the same quarter last year. GAAP operating income for the third quarter of fiscal 2026 increased 95% to $75.5 million compared to $38.7 million in the third quarter of fiscal 2025. GAAP operating margin was 24.2% compared to 12.2% in the third quarter of fiscal 2025. Current quarter GAAP operating margin was favorably impacted by ongoing profitability initiatives, the Exosome Diagnostics divestiture, and a non-recurring arbitration payment in the prior year, partially offset by unfavorable product mix.

Non-GAAP Earnings Results

Adjusted EPS decreased to $0.53 per diluted share compared to $0.56 in the same quarter last year. Adjusted operating income decreased to $106.5 million in the third quarter of fiscal 2026 compared to $110.3 million in the third quarter of fiscal 2025. Adjusted operating margin was 34.2% for the third quarter of fiscal 2026 compared to 34.9% in the third quarter of fiscal 2025. Adjusted operating margin was unfavorably impacted by volume and product mix, partially offset by ongoing profitability initiatives and the Exosome Diagnostics divestiture.

Segment Results

Management uses adjusted operating results to monitor and evaluate performance of the Company’s business segments, as highlighted below.

Protein Sciences Segment

The Company’s Protein Sciences segment is one of the world’s leading suppliers of specialized proteins such as cytokines and growth factors, immunoassays, antibodies and reagents, to the biopharma and academic research communities. Additionally, the segment provides an array of platforms essential in various areas of protein analysis. The Protein Sciences segment’s third quarter fiscal 2026 net sales were $226.2 million, a decrease of 1% from $227.7 million in the third quarter of fiscal 2025. As of December 31, 2023, a business within the Protein Sciences segment met the criteria as held-for-sale; this held-for-sale business has been excluded from the segment’s operating results for both periods presented. Organic revenue decreased 4% for the third quarter of fiscal 2026, with foreign currency exchange having a favorable impact of 3%. The Protein Sciences segment’s operating margin decreased to 44.2% in the third quarter of fiscal 2026 compared to 45.6% in the third quarter of fiscal 2025. The segment’s operating margin decreased primarily due to unfavorable volume and product mix, partially offset by ongoing profitability initiatives.

Diagnostics and Spatial Biology Segment

The Company’s Diagnostics and Spatial Biology segment develops and provides spatial biology products, carrier screening and oncology kits. The Diagnostics and Spatial Biology segment also provides blood chemistry and blood gas quality controls, hematology instrument controls, immunoassays and other bulk and custom reagents for the in vitro diagnostic market. The Diagnostics and Spatial Biology segment’s third quarter fiscal 2026 net sales were $85.6 million, a decrease of 4% from $89.2 million for the third quarter of fiscal 2025. As of June 30, 2025, a business within the Diagnostics and Spatial Biology segment met the criteria as held-for-sale; this held-for-sale business has been excluded from the segment’s fiscal 2026 operating results. Organic revenue growth was 3% for the third quarter of fiscal 2026, with foreign exchange having a favorable impact of 1%. The held-for-sale business had an unfavorable impact of 8%. The Diagnostics and Spatial Biology segment’s operating margin increased to 12.1% in the third quarter of fiscal 2026 compared to 9.4% in the third quarter of fiscal 2025. The segment’s operating margin was favorably impacted by the Exosome Diagnostics divestiture and ongoing profitability initiatives, partially offset by unfavorable product mix.

About Bio-Techne

Bio-Techne Corporation (NASDAQ: TECH) is a global life sciences company headquartered in Minnesota, celebrating 50 years of empowering scientific and diagnostic communities to reach better answers. The company provides high-quality reagents, analytical instruments, and precision diagnostics.  Its portfolio is organized into three customer-focused brands: R&D Systems™, Bio-Techne Spatial™, and Bio-Techne Diagnostics™, reflecting the scientific journey from discovery to translational research to clinical decision-making. Bio-Techne operates in 34 locations worldwide and employs approximately 3,100 people. In fiscal year 2025, the company generated over $1.2 billion in net sales.  Its more than 500,000 products are used globally by academic researchers, biopharmaceutical and biotechnology companies, and clinical diagnostic laboratories. For more information on Bio-Techne and its brands, please visit www.bio-techne.com or follow the company on social media at LinkedIn, X, or YouTube.

Forward Looking Statements:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act. These statements use words and variations of words, such as “will,” “plan,” “continue,” “believe,” “outlook,” “expect,” and “predict.” These statements are made as of the date of this press release, are based on current expectations of future events, and thus are inherently subject to a number of risks and uncertainties, many of which involve factors or circumstances beyond the Company’s control. If underlying assumptions prove inaccurate or known or unknown risks or uncertainties materialize, actual results could vary materially from the Company’s expectations and projections. These risks, uncertainties, and other factors include, without limitation: the effect of new branding and marketing initiatives, the integration of new businesses and leadership, the introduction and acceptance of new products, the funding and focus of the types of research by the Company’s customers, the impact of the growing number of producers of biotechnology research products and related price competition, general economic conditions, the impact of currency exchange rate fluctuations, and the costs and results of research and product development efforts of the Company and of companies in which the Company has invested or with which it has formed strategic relationships.

For additional information concerning these risks, uncertainties, and other factors, see the section titled “Risk Factors” in the Company’s most recent annual report on Form 10-K as filed with the Securities and Exchange Commission. We undertake and we expressly disclaim any obligation to update or revise any forward-looking statements due to new information, changed assumptions, or future events, except as required by law. Investors are cautioned not to place undue reliance on forward-looking statements.

Non-GAAP Financial Measures:

The Company’s financial statements are prepared in accordance with accounting principles generally accepted in the U.S. (GAAP). This press release contains financial measures that have not been calculated in accordance with GAAP. These non-GAAP measures include:

•	Organic revenue and organic revenue growth
•	Adjusted gross margin
•	Earnings before interest, taxes, depreciation, and amortization (EBITDA)
•	Adjusted EBITDA
•	Adjusted operating income
•	Adjusted operating margin
•	Adjusted tax rate
•	Adjusted net earnings
•	Adjusted diluted earnings per share

These non-GAAP measures should not be considered in isolation or as a substitute for any measure derived in accordance with GAAP and may also be inconsistent with similar measures presented by other companies. Reconciliations of these measures to the applicable most closely comparable GAAP measures, and reasons for the Company’s use of these measures, are presented in the attached pages.

Contact:	David Clair, Vice President, Investor Relations

David.Clair@bio-techne.com

612-656-4416

BIO-TECHNE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except per share data)

(Unaudited)

	Quarter Ended		Nine Months Ended
	March 31,		March 31,
	2026	2025	2026	2025
Net sales	$311,415	$316,181	$893,847	$902,671
Cost of sales	103,127	101,625	306,170	311,211
Gross margin	208,288	214,556	587,677	591,460
Operating expenses:
Selling, general and administrative	109,338	151,269	339,242	391,881
Research and development	23,455	24,579	70,821	73,464
Total operating expenses	132,793	175,848	410,063	465,345
Operating income	75,495	38,708	177,614	126,115
Other income (expense)	(4,270)	(434)	(7,614)	(4,793)
Earnings before income taxes	71,225	38,274	170,000	121,322
Income taxes	20,178	15,686	42,759	30,244
Net earnings	$51,047	$22,588	$127,241	$91,078
Earnings per share:
Basic	$0.33	$0.14	$0.82	$0.58
Diluted	$0.32	$0.14	$0.81	$0.57
Weighted average common shares outstanding:
Basic	156,327	157,372	155,893	158,117
Diluted	157,403	158,944	156,943	160,662

BIO-TECHNE CORPORATION

RECONCILIATION OF ADJUSTED GROSS MARGIN AND ADJUSTED GROSS MARGIN PERCENTAGE

(In thousands)

(Unaudited)

	Quarter Ended		Nine Months Ended
	March 31,		March 31,
	2026	2025	2026	2025
Total consolidated net sales	$311,415	$316,181	$893,847	$902,671
Business held-for-sale(1)	—	—	5,439	4,152
Revenue from recurring operations	$311,415	$316,181	$888,408	$898,519

Gross margin - GAAP	$208,288	$214,556	$587,677	$591,460
Gross margin percentage - GAAP	66.9%	67.9%	65.7%	65.5%

Identified adjustments:
Costs recognized upon sale of acquired inventory	$—	$181	$—	$554
Amortization of intangibles	9,465	11,057	28,377	33,467
Stock-based compensation, inclusive of employer taxes	400	378	1,252	1,010
Restructuring and restructuring-related costs	1,152	364	4,756	7,953
Impact of business held-for-sale(1)	—	—	(2,581)	(147)
Adjusted gross margin	$219,305	$226,536	$619,481	$634,297
Adjusted gross margin percentage(2)	70.4%	71.6%	69.7%	70.6%

(1)	March 31, 2025 amounts relate to the Protein Sciences segment business that met the held-for-sale criteria on December 31, 2023. March 31, 2026 amounts relate to the Diagnostics and Spatial Biology segment business that met the held-for-sale criteria on June 30, 2025.
(2)	Adjusted gross margin percentage excludes both revenue and gross margin of the businesses that met the held-for-sale criteria during the respective periods.

BIO-TECHNE CORPORATION

RECONCILIATION OF GAAP NET INCOME TO ADJUSTED EBITDA

(In thousands)

(Unaudited)

	Quarter Ended		Nine Months Ended
	March 31,		March 31,
	2026	2025	2026	2025
Net earnings	$51,047	$22,588	$127,241	$91,078
Net interest expense (income)	1,420	981	4,655	3,031
Depreciation and amortization	24,169	27,571	73,218	82,792
Income taxes	20,178	15,686	42,759	30,244
EBITDA	96,814	66,826	247,873	207,145
Amortization of Wilson Wolf intangible assets	2,490	2,491	7,469	7,471
Acquisition related expenses and other	1,042	5,290	6,789	9,477
Certain litigation charges	822	38,927	5,370	40,606
Stock-based compensation, inclusive of employer taxes	10,968	11,629	37,262	37,504
Restructuring and restructuring-related costs	2,952	716	14,201	15,027
Investment (gain) loss and other non-operating (income) loss	1,618	—	1,314	—
Recovery of assets held-for-sale	—	(3,655)	(6,789)	(3,655)
Impact of business held-for-sale(1)	—	—	2,573	479
Adjusted EBITDA	$116,706	$122,224	$316,062	$314,054
(1)	March 31, 2025 amounts relate to the Protein Sciences segment business that met the held-for-sale criteria on December 31, 2023. March 31, 2026 amounts relate to the Diagnostics and Spatial Biology segment business that met the held-for-sale criteria on June 30, 2025.

BIO-TECHNE CORPORATION

RECONCILIATION OF ADJUSTED OPERATING INCOME AND ADJUSTED OPERATING MARGIN PERCENTAGE

(In thousands)

(Unaudited)

	Quarter Ended		Nine Months Ended
	March 31,		March 31,
	2026	2025	2026	2025
Total consolidated net sales	$311,415	$316,181	$893,847	$902,671
Business held-for-sale(1)	—	—	5,439	4,152
Revenue from recurring operations	$311,415	$316,181	$888,408	$898,519

Operating income - GAAP	$75,495	$38,708	$177,614	$126,115
Operating income percentage - GAAP	24.2%	12.2%	19.9%	14.0%

Identified adjustments:
Amortization of intangibles	15,382	18,836	46,111	57,136
Acquisition related expenses and other	897	5,159	6,341	9,051
Certain litigation charges	822	38,927	5,370	40,606
Stock-based compensation, inclusive of employer taxes	10,968	11,629	37,262	37,504
Restructuring and restructuring-related costs	2,952	716	14,201	15,027
Recovery of assets held-for-sale	—	(3,655)	(6,789)	(3,655)
Impact of business held-for-sale(1)	—	—	2,573	479
Adjusted operating income	$106,516	$110,320	$282,683	$282,263
Adjusted operating margin percentage(2)	34.2%	34.9%	31.8%	31.4%
(1)	March 31, 2025 amounts relate to the Protein Sciences segment business that met the held-for-sale criteria on December 31, 2023. March 31, 2026 amounts relate to the Diagnostics and Spatial Biology segment business that met the held-for-sale criteria on June 30, 2025.
(2)	Adjusted operating margin percentage excludes both revenue and operating margin for the businesses that met the held-for-sale criteria during the respective periods.

BIO-TECHNE CORPORATION

RECONCILIATION OF NON-GAAP ADJUSTED TAX RATE

(In percentages)

(Unaudited)

	Quarter Ended		Nine Months Ended
	March 31,		March 31,
	2026	2025	2026	2025
GAAP effective tax rate	28.3%	41.0%	25.2%	24.9%
Discrete items	(0.5)	(19.5)	1.7	(1.8)
Annual forecast update	(0.9)	1.6	—	—
Long-term GAAP tax rate	26.9%	23.1%	26.9%	23.1%
Rate impact items
Stock based compensation	(2.9)%	(1.0)%	(2.9)%	(3.8)%
Other	(1.7)	(0.6)	(1.7)	2.2
Total rate impact items	(4.6)%	(1.6)%	(4.6)%	(1.6)%
Non-GAAP adjusted tax rate	22.3%	21.5%	22.3%	21.5%

BIO-TECHNE CORPORATION

RECONCILIATION OF ADJUSTED NET EARNINGS AND ADJUSTED EARNINGS PER SHARE

(In thousands, except per share data)

(Unaudited)

	Quarter Ended		Nine Months Ended
	March 31,		March 31,
	2026	2025	2026	2025
Net earnings before taxes - GAAP	$71,225	$38,274	$170,000	$121,322
Identified adjustments:
Amortization of intangibles	15,382	18,836	46,111	57,136
Amortization of Wilson Wolf intangible assets	2,490	2,491	7,469	7,471
Acquisition related expenses and other	1,042	5,290	6,789	9,477
Certain litigation charges	822	38,927	5,370	40,606
Stock-based compensation, inclusive of employer taxes	10,968	11,629	37,262	37,504
Restructuring and restructuring-related costs	2,952	716	14,201	15,027
Investment (gain) loss and other non-operating (income) loss	1,618	—	1,314	—
Recovery of assets held-for-sale	—	(3,655)	(6,789)	(3,655)
Impact of business held-for-sale(1)	—	—	2,573	479
Net earnings before taxes - Adjusted	$106,499	$112,508	$284,300	$285,367
Non-GAAP tax rate	22.3%	21.5%	22.3%	21.5%
Non-GAAP tax expense	$23,749	$24,190	$63,399	$61,385
Non-GAAP adjusted net earnings	$82,750	$88,318	$220,901	$223,982
Earnings per share - diluted - Adjusted	$0.53	$0.56	$1.41	$1.39
(1)	March 31, 2025 amounts relate to the Protein Sciences segment business that met the held-for-sale criteria on December 31, 2023. March 31, 2026 amounts relate to the Diagnostics and Spatial Biology segment business that met the held-for-sale criteria on June 30, 2025.

BIO-TECHNE CORPORATION

SEGMENT REVENUE

(In thousands)

(Unaudited)

	Quarter Ended		Nine Months Ended
	March 31,		March 31,
	2026	2025	2026	2025
Protein Sciences segment revenue	$226,154	$227,687	$643,426	$643,774
Diagnostics and Spatial Biology segment revenue	85,586	89,231	246,224	256,558
Other revenue(1)	—	—	5,439	4,152
lntersegment revenue	(325)	(737)	(1,242)	(1,813)
Consolidated revenue	$311,415	$316,181	$893,847	$902,671
(1)	March 31, 2025 amounts relate to the Protein Sciences segment business that met the held-for-sale criteria on December 31, 2023. March 31, 2026 amounts relate to the Diagnostics and Spatial Biology segment business that met the held-for-sale criteria on June 30, 2025.

BIO-TECHNE CORPORATION

SEGMENT OPERATING INCOME

(In thousands)

(Unaudited)

	Quarter Ended		Nine Months Ended
	March 31,		March 31,
	2026	2025	2026	2025
Protein Sciences segment operating income	$99,999	$103,910	$262,327	$271,564
Diagnostics and Spatial Biology segment operating income	10,319	8,423	27,629	15,940
Segment operating income	110,318	112,333	289,956	287,504
Corporate general, selling, and administrative	(3,802)	(2,013)	(7,273)	(5,241)
Adjusted operating income	106,516	110,320	282,683	282,263
Amortization of intangibles	(15,382)	(18,836)	(46,111)	(57,136)
Acquisition related expenses and other	(897)	(5,159)	(6,341)	(9,051)
Certain litigation charges	(822)	(38,927)	(5,370)	(40,606)
Stock-based compensation, inclusive of employer taxes	(10,968)	(11,629)	(37,262)	(37,504)
Restructuring and restructuring-related costs	(2,952)	(716)	(14,201)	(15,027)
Recovery of assets held-for-sale	—	3,655	6,789	3,655
Impact of business held-for-sale(1)	—	—	(2,573)	(479)
Operating income	$75,495	$38,708	$177,614	$126,115
(1)	March 31, 2025 amounts relate to the Protein Sciences segment business that met the held-for-sale criteria on December 31, 2023. March 31, 2026 amounts relate to the Diagnostics and Spatial Biology segment business that met the held-for-sale criteria on June 30, 2025.

BIO-TECHNE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	March 31,	June 30,
	2026	2025
ASSETS
Cash and equivalents	$209,819	$162,186
Accounts receivable, net	214,562	206,876
Inventories	201,175	189,446
Current assets held-for-sale	—	12,332
Other current assets	62,494	37,460
Total current assets	688,050	608,300

Property and equipment, net	232,990	245,719
Right of use assets	68,316	73,399
Goodwill and intangible assets, net	1,296,874	1,346,534
Other assets	264,371	283,916
Total assets	$2,550,601	$2,557,868

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accrued expenses	$95,601	$116,765
Contract liabilities	38,433	32,571
Income taxes payable	2,971	10,770
Operating lease liabilities - current	14,181	14,098
Other current liabilities	2,092	1,645
Total current liabilities	153,278	175,849

Deferred income taxes	14,210	6,169
Long-term debt obligations	200,000	346,000
Operating lease liabilities	76,141	83,960
Other long-term liabilities	21,668	27,082
Stockholders' equity	2,085,304	1,918,808
Total liabilities and stockholders' equity	$2,550,601	$2,557,868

BIO-TECHNE CORPORATION

CONDENSED CONSOLIDATED CASH FLOWS

(In thousands)

(Unaudited)

	Nine Months Ended
	March 31,
	2026	2025
CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings	$127,241	$91,078
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation and amortization	73,218	82,792
Costs recognized on sale of acquired inventory	—	554
Deferred income taxes	8,045	(18,825)
Stock-based compensation expense	36,135	36,283
(Gain) Loss on equity method investment	335	169
Asset impairment restructuring	3,253	9,961
Recovery of assets held-for-sale	(6,789)	(3,655)
Other operating activities	(44,781)	(9,002)
Net cash provided by (used in) operating activities	196,657	189,355
CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of available-for-sale investments	—	1,085
Additions to property and equipment	(20,370)	(26,116)
Distributions from Wilson Wolf	4,620	2,653
Investment in Spear Bio	—	(15,000)
Proceeds from sale of assets held-for-sale	4,617	1,789
Net cash provided by (used in) investing activities	(11,133)	(35,589)
CASH FLOWS FROM FINANCING ACTIVITIES
Cash dividends	(37,432)	(38,004)
Proceeds from stock option exercises	58,193	45,513
Long-term debt activity, net	(146,000)	11,000
Repurchases of common stock	(24)	(175,674)
Taxes paid on RSUs and net share settlements	(10,643)	(6,288)
Net cash provided by (used in) financing activities	(135,906)	(163,453)
Effect of exchange rate changes on cash and cash equivalents	(1,985)	(1,434)
Net increase (decrease) in cash and cash equivalents	47,633	(11,121)
Cash and cash equivalents at beginning of period	162,186	151,791
Cash and cash equivalents at end of period	$209,819	$140,670

Use of Non-GAAP Financial Measures:

This press release contains financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S. (GAAP). We provide these measures as additional information regarding our operating results. We use these non-GAAP measures internally to evaluate our performance and in making financial and operational decisions, including with respect to incentive compensation. We believe that our presentation of these measures provides investors with greater transparency with respect to our results of operations and that these measures are useful for period-to-period comparison of results. Investors are encouraged to review the reconciliations of non-GAAP financial measures used in this press release to their most directly comparable GAAP financial measures as provided with the financial statements attached to this press release.

Our non-GAAP financial measure of organic revenue and organic revenue growth represent revenue growth excluding revenue from acquisitions within the preceding 12 months, the impact of foreign currency, the impact of businesses held-for-sale, as well as the impact of partially-owned consolidated subsidiaries. Excluding these measures provides more useful period-to-period comparison of revenue results as it excludes the impact of foreign currency exchange rates, which can vary significantly from period to period, and revenue from acquisitions that would not be included in the comparable prior period. Revenues from businesses held-for-sale are excluded from our organic revenue calculation starting on the date they become held-for-sale as that revenue will not be comparable in future periods. Revenues from partially-owned subsidiaries consolidated in our financial statements are also excluded from our organic revenue calculations, as those revenues are not fully attributable to the Company. There was no revenue from partially-owned consolidated subsidiaries in fiscal years 2026 or 2025.

Our non-GAAP financial measures for adjusted gross margin, adjusted operating margin, adjusted EBITDA, and adjusted net earnings, in total and on a per share basis, exclude stock-based compensation, which is inclusive of the employer portion of payroll taxes on those stock awards, the costs recognized upon the sale of acquired inventory, amortization of acquisition intangibles, and restructuring and restructuring-related costs. Stock-based compensation is excluded from adjusted net earnings because of the nature of this charge, specifically the varying available valuation methodologies, subjective assumptions, variety of award types, and unpredictability of amount and timing of employer related tax obligations. The Company excludes amortization of purchased intangible assets, purchase accounting adjustments, including costs recognized upon the sale of acquired inventory, and other non-recurring items including gains or losses on goodwill and long-lived asset impairment charges, and one-time assessments from this measure because they occur as a result of specific events, and are not reflective of our internal investments, the costs of developing, producing, supporting and selling our products, and the other ongoing costs to support our operating structure. Costs related to restructuring and restructuring-related activities, including reducing overhead and consolidating facilities, are excluded because we believe they are not indicative of our normal operating costs.  Additionally, these amounts can vary significantly from period to period based on current activity. The Company also excludes revenue and expense attributable to partially-owned consolidated subsidiaries as well as revenue and expense attributable to businesses held-for-sale in the calculation of our non-GAAP financial measures.

The Company’s non-GAAP adjusted operating margin, adjusted EBITDA, and adjusted net earnings, in total and on a per share basis, also exclude acquisition related expenses inclusive of the changes in fair value of contingent consideration, and other non-recurring items including certain costs related to the transition to a new CEO, goodwill and long-lived asset impairments, and gains. We also exclude certain litigation charges which are facts and circumstances specific including costs to resolve litigation and legal settlement (gains and losses). In some cases, these costs may be a result of litigation matters at acquired companies that were not probable, inestimable, or unresolved at the time of acquisition.

The Company’s non-GAAP adjusted EBITDA and adjusted net earnings, in total and on a per share basis, also excludes gains and losses from investments, as they are not part of our day-to-day operating decisions (excluding our equity method investment in Wilson Wolf as it is certain to be acquired in the future) and certain adjustments to income tax expense. Additionally, gains and losses from investments that are either isolated or cannot be expected to occur again with any predictability are excluded. The Company independently calculates a non-GAAP adjusted tax rate to be applied to the identified non-GAAP adjustments considering the impact of discrete items on these adjustments and the jurisdictional mix of the adjustments. In addition, the tax impact of other discrete and non-recurring charges which impact our reported GAAP tax rate are adjusted from net earnings. We believe these tax items can significantly affect the period-over-period assessment of operating results and not necessarily reflect costs and/or income associated with historical trends and future results.